Center Bancorp, Inc. Reports First Quarter 2007 Earnings

UNION, NJ -- (MARKET WIRE) -- 04/26/07 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company of Union Center National Bank, today reported operating results for the first quarter ended March 31, 2007.

Center Bancorp reported:

•	Net income of $1.3 million, compared with a net loss of ($1.1) million for the first quarter of 2006.

•	EPS of $0.09 per share, compared with a loss of ($0.08) per share for the comparable period of 2006. All per share amounts have been restated to reflect the 5% stock dividend payable on June 1, 2007.

•	Strong deposit growth, with total deposits increasing to $722.6 million at March 31, 2007, a 10.77% increase from March 31, 2006.

•
Continued loan growth, with average loans increasing 7.64% for the quarter ended March 31, 2007 compared with the quarter ended March 31, 2006. Commercial and commercial real estate loans, a growth area targeted by management and the Board of Directors, provided the bulk of the loan growth in the first quarter.

•	Continued high credit quality: non-performing assets amounted to only .12% of total assets at March 31, 2007.

•
Continued strengthening of the balance sheet, designed to enhance the Corporation's earnings profile and reduce exposure to future interest rate risk. Average borrowings decreased by $111.6 million for the quarter ended March 31, 2007 as compared with the comparable quarter ended March 31, 2006.

•
Net interest margin declined 20 basis points for the first quarter of 2007 to 2.55% compared to 2.75% for the comparable quarter of 2006. On a linked sequential quarter basis net interest margin declined 7 basis points from 2.62% for the fourth quarter of 2006.

•	Total assets of $1.05 billion at March 31, 2007, which positions Center as one of the largest New Jersey headquartered financial institutions.

•	Announced the acquisition of Beacon Trust Company of Madison New Jersey with $1.3 billion in assets under management.

•	Completed a workforce reduction of 10% through attrition, layoffs and voluntary resignations resulting in a projected reduction in salary and benefit expense of 9% annually.

•	Declaration of 5% stock dividend, payable on June 1, 2007.

•	Book value per common share amounted to $7.06 at March 31, 2007 compared to $6.97 a year ago.

“We continue to focus on our plan to enhance earnings and shareholder returns through sustained revenue growth and improved efficiencies,” said President and Chief Executive Officer John J. Davis “In March, we agreed to acquire Beacon Trust Company, based in Madison, NJ, to help further our goal of increasing fee-based income and diversifying our revenue stream. We expect that transaction will be accretive to the Company’s earnings per share during the first 12 months after closing. In addition, loan volume on average continues to grow as compared with the first quarter of 2006, which has the effect of improving the quality and composition of our balance sheet by reducing our securities portfolio. Credit quality remains very strong. We continue to focus on reducing operating expenses and to further increase profitability, which will be a continued priority for 2007. Also in the first quarter we announced initiatives to reduce salary and benefits expense by $1.1 million annually, or approximately 9%. These initiatives are in addition to decisions that will potentially lower total compensation paid to senior managers in 2007 by an average of more than 20%."

Mr. Davis continued, "We are pleased with our sustained loan growth and the quality of our earning assets. Moreover, growth prospects in key markets where we operate remain attractive. We look forward to further expansion of our footprint into new markets, specifically Florham Park, New Jersey, in the near term. We continue to be encouraged by our long-term prospects and we will continue to pursue our strategic plan and expect to generate attractive returns for our shareholders."

First quarter 2007 net income amounted to $1.3 million, as compared with a net loss of $(1.1) million in the first quarter of 2006. Earnings per share amounted to $0.09 on a diluted per common share basis, as compared with a loss of $(0.08) per share for the first quarter of 2006. Results for the first quarter reflect positive loan trends, an increase in non-interest income and favorable tax benefits offset in part by net interest margin compression during the period and increased non-interest expense.

Net Interest Income

For the three-months ended March 31, 2007, total interest income on a fully taxable-equivalent basis increased by $149,000, or 1.08%, to $13.9 million, as compared to the three-months ended March 31, 2006. For the three-months ended March 31, 2007, total interest expense increased by $1.0 million, or 14.64%, to $7.8 million, as compared to the same period last year.

The Corporation recorded net interest income of $5.6 million for the three-months ended March 31, 2007 and $6.4 million for the comparable period of 2006. The decrease in net interest income for the three-months ended March 31, 2007 related principally to the increase in interest expense during this period.

The three-month increase in interest expense reflects the impact of the sustained increased levels in short-term interest rates, the sustained flatness of the yield curve and continued intense competition for deposits in the Corporation’s marketplace. The yield curve remained inverted during the first quarter. The Corporation reduced its average borrowings by $111.6 million (including subordinated debentures) for the three-months ended March 31, 2007 as compared to the comparable quarter ended March 31, 2006. The average balance of interest-bearing liabilities, including borrowings, declined by $40.8 million, or 4.81%, to $807.3 million in the current first quarter period. However, the positive effect of the reduction in this type of funding source was offset by an increase in the average cost of funds, which rose (on an annualized basis) by 66 basis points to 3.88% from 3.22% at March 31, 2006 and on a linked sequential quarter declined 1 basis point as compared to the fourth quarter of 2006.

Average interest-earning assets for the three-months ended March 31, 2007 declined by $53.7 million, or 5.31%, to $956.9 million, reflecting the effects of the Corporation's balance sheet repositioning in 2006. The repositioning at the end of the first quarter of 2006 included the sale of $86.3 million of securities. While the annualized average yield on earnings assets for the first quarter of 2007 increased 36 basis points over the annualized average yield during the first quarter of 2006, it was not sufficient to offset the effect of the rise in the average cost of funds over the same period. Reductions in net interest income and the net interest margin were due to tighter spreads on deposits caused by the current interest rate environment and shifts in deposit mix driven by customer preference for higher rates.

For the three-months ended March 31, 2007, the Corporation's net interest spread declined 30 basis points to 1.94% (annualized) as compared to 2.24% (annualized) for the comparable three-month period in 2006 and the Corporation's net interest margin (net interest income as a percentage of earning assets, calculated on an annualized basis) declined by 20 basis points from 2.75% to 2.55%.

The Federal Reserve Board did not change the Federal Funds target rate in the first quarter of 2007. The yield curve, however, continued to flatten and has been inverted during the first quarter 2007 period causing continued upward pressure on short-term funding costs, which continued to exert pressure on interest margins.

The interest rate environment did not improve in the first quarter, making it difficult for the Corporation to reduce its overall cost of funds. As a result, the Corporation's net interest margin declined from the first quarter of 2006 compared to the first quarter of 2007. Due to the uncertainty of the timing and direction of interest rates in general, the Corporation expects that its net interest margin for 2007 will continue to come under pressure when compared to its net interest margin for previous periods.

Other Income

Total other income increased $4.3 million for the first quarter of 2007 compared with the first quarter of 2006, primarily as a result of increases in gains on securities sold. Excluding net securities gains and losses in the respective periods, the Corporation recorded other income of $822,000 in the three-months ended March 31, 2007, compared to $790,000 in the three-months ended March 31, 2006. This increase was primarily attributable to a $53,000 increase in annuity and insurance and bank owned life insurance income. This was offset in part by lower overdraft fees and service charge income on deposit accounts. Net securities gains on securities available for sale, which amounted to $588,000 for the quarter, were sold in the ordinary course of business. The change in comparison to the first quarter of 2006 reflects the impact of the balance sheet repositioning undertaken in 2006.

The Corporation continues to pursue opportunities to expand other non-interest income, such as insurance and annuity sales origination, sales of mortgages and improving service charge revenue. In March 2007, the Corporation announced the pending acquisition of Beacon Trust Company, a privately held limited purpose trust company with $1.3 billion in managed assets based in Madison, New Jersey. Once completed, the transaction will introduce for the first time to Center Bancorp's customers a full range of trust and investment services, including investment management, executorship, trusteeship, estate planning, pension and profit sharing, and custodian capabilities. The merger will add to non-interest income, diversify the Company's earnings stream and is expected to be accretive to the Company's earnings per share in the first 12 months following closing.

Other Expense

Other expense for the first quarter of 2007 totaled $6.4 million, an increase of $227,000 or 3.66% over the comparable period in 2006. The increase in operating expenses for the first quarter resulted primarily from increases in bank premise and occupancy expense and other operating expenses offset in part with declines in salary and benefit expense, marketing and advertising. General and administrative expenses increased by $270,000 attributable to higher levels of postage and freight, legal professional and consulting and loan appraisal fees.

Salaries and benefits decreased by $140,000 or 4.27% to $3.1 million, reflecting a decrease in associated salary and benefits expense in comparison to the comparable quarterly period in 2006. Full time equivalent staffing levels were 187 at March 31, 2007 compared to 204 as of March 31, 2006 and 214 at December 31, 2006. The change in staffing levels was primarily due to the previously announced 10% staffing reduction in the first quarter period 2007 and to a lesser extent staffing for the Boonton/Mountain Lakes branch, which opened in October of 2006. The announced reduction in workforce resulted in a one-time, pre tax charge of $140,000 in the first quarter related to termination benefits. The salary and benefit reductions, as a result of the reduction in workforce, are expected to amount to $1.1 million on an annualized basis.

Income Tax Expense

The effective tax rate continues to be less than statutory rates. During the fourth quarter of 2006, the Corporation effected an internal entity reorganization. This reorganization resulted in continued tax savings in the first quarter of 2007, which offset some declines in the level of tax advantaged investments during the quarter in comparison to the prior year. Tax-free income generated from the Corporation's municipal and other tax advantaged investments continues to reduce the effective tax rate.

The Corporation recorded an income tax benefit of $706,000 in the current first quarter, compared to a tax benefit of $1.6 million for the first quarter of 2006. The change was primarily due to a $3.3 million change in pre-tax income to $603,000 for the three-months ended March 31, 2007 coupled with the above-mentioned tax benefits from the internal entity reorganization.

Balance Sheet Summary

The Corporation had total assets of $1.049 billion at March 31, 2007, an increase of $57.6 million from March 31, 2006 and a $2.4 million decrease from December 31, 2006. After the balance sheet restructuring announced in the first quarter of 2006, the Corporation utilized a portion of the cash flows generated by redemptions and sales of securities to fund increased loans. During the three-months ended March 31, 2007, the Corporation experienced growth in its deposits and reduced its borrowings. Loans totaled $530.6 million at March 31, 2007, up $30.0 million, or 5.99%, from March 31, 2006. At March 31, 2007, securities totaled $381.5 million, a decline of $18.4 million, or 4.60%, from the comparable period in 2006.

Deposits totaled $722.6 million at March 31, 2007, an increase of $70.2 million from March 31, 2006 and a decrease of $4.1 million from December 31, 2006. Short-term borrowings amounted to $40.5 million at March 31, 2007, reflecting the Corporation's goal of reducing its reliance on short-term borrowings. Stockholders' equity totaled $98.2 million at March 31, 2007, down $168,000 from the March 31, 2006 total. Tangible stockholders' equity (representing total stockholders' equity less goodwill and other intangible assets) totaled $80.9 million at March 31, 2007, unchanged from March 31, 2006.

Loans

Total average loan volume for the first quarter of 2007 increased to $541.0 million, an increase of $38.4 million, or 7.64%, from $502.6 million for the comparable quarter of the previous year. On a linked sequential quarter comparison, total average loans decreased by $2.7 million, from $543.7 million on average during the fourth quarter of 2006. Elevated levels of payoffs during the first quarter contributed to the decline in volume as compared to the fourth quarter of 2006. During the first quarter of 2007, there was $36.4 million in payoffs received, which included several participation loans, versus new loan volume booked of $22.4 million.

“The Corporation continues to focus on building loan volume, a key component of its goal of improving its earning asset mix,” said Mr. Davis. “Further, we are optimistic about continuing our historical growth rates in 2006 into 2007 and see good volume in our current pipelines.” At March 31, 2007, the Corporation had $36.4 in overall loan commitments, which it expected to fund over the next 90 days. This includes $28.4 in commercial and commercial real estate loans.

The Corporation had total loans of $530.6 million at March 31, 2007, representing a $19.8 million, or 3.61%, decrease from the Corporation's balance at December 31, 2006. Management expects loan balances to grow during the second quarter of 2007, fueled by a continued increase in the commercial sectors of the Corporation's loan portfolio.

Asset Quality

Asset quality continued to remain strong during the first quarter of 2007. At March 31, 2007, non-performing assets totaled $1.2 million or .12% of total assets at March 31, 2007, as compared with .07 % or $475,000 at December 31, 2006 and .04 % at March 31, 2006. The increase in non-performing assets at March 31, 2007 was primarily attributed to a commercial mortgage, a residential mortgage and a home equity loan.

During the first quarter of 2007 there were no provisions to the allowance for loan losses. At March 31, 2007, the total allowance for loan losses amounted to approximately $5.0 million, or 0.93% of total loans.

Securities

Investment securities reflected a decline of $18.4 million at March 31, 2007 compared to the comparable quarter in 2006. The decline is consistent with maintaining the balance sheet strategies the Corporation outlined in the first quarter of 2006 in seeking to reduce the size of its investment securities portfolio while increasing loans as a percentage of the earning-asset mix. Securities totaled $381.5 million at March 31, 2007, representing 36.37% of total assets, compared to $399.9 million, representing 40.34% of total assets, at March 31, 2006.

Reflecting the lower balance of the securities portfolio and an increase in market interest rates during the first quarter of 2007, the net unrealized loss on securities available for sale decreased to $4.0 million at March 31, 2007 from $4.7 million at December 31, 2006 and $6.0 million at March 31, 2006.

Deposits/Funding Sources

Deposits totaled $722.6 million at March 31, 2007, an increase of $70.2 million from March 31, 2006. The increase in deposits reflects an increase in interest bearing checking and money market deposits offset by decreases in savings deposits and more volatile certificates of deposit of $100,000 or more. The decline in certificates of $100,000 or more was in part related to declines in brokered certificates and municipal deposits that were more costly than other funding sources.

Borrowings totaled $220.3 million at March 31, 2007, reflecting a decline of $16.7 million, or 7.07%, from the comparable period in 2006. Federal Home Loan Bank of New York advances represented approximately $107.9 million of the March 31, 2007 total, with repurchase agreements representing $107.3 million at the same date. Overnight customer repurchase transactions covering commercial customer sweep accounts comprised $39.3 million of the securities sold under repurchase agreements figure at March 31, 2007 as compared with $45.9 million at March 31, 2006.

Stockholders' Equity

Total stockholders' equity amounted to $98.2 million or 9.36% of total assets at March 31, 2007, compared to $97.6 million or 9.28% of total assets at December 31, 2006. The change in stockholders' equity at March 31, 2007 reflects, among other things, the impact of the recording of a pension curtailment associated with the reduction in workforce under which the Corporation recorded a $98,000 net of tax charge to the other comprehensive income component of stockholders' equity. Book value per common share was $7.06 at March 31, 2007, compared to $6.97 at March 31, 2006. Tangible book value (total stockholders' equity less goodwill and other intangible assets) per common share was $5.81 at March 31, 2007, and $5.76 at December 31, 2006, and $5.74 at March 31, 2006.

The Board of Directors has declared a 5% stock dividend on the Corporation’s common stock payable June 1, 2007, to shareholders of record on May 1, 2007. This represents the ninth time in the last eleven years that Center Bancorp, Inc. has paid a stock dividend or split its common stock. All common stock per share amounts have been restated to reflect all previously declared and paid common stock splits and common stock dividends. The Corporation had no share repurchases of common stock during the first quarter of 2007 or in the comparable quarter of 2006 under its buy back program; the Corporation has repurchased a total of 343,253 common shares during the twelve-months ended December 31, 2006 at an average cost per share of $11.35 per share. At March 31, 2007, there were 362,139 shares still available for repurchase under the Corporation's stock buyback program.

At March 31, 2007, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

At March 31, 2007, the Corporation's Tier 1 Capital Leverage ratio was 8.65%, the Corporation's total Tier 1 Risk Based Capital ratio was 13.49 % and the Corporation's total Risk Based Capital ratio was 14.24%. Total Tier 1 capital increased to approximately $89.0 million at March 31, 2007 from $88.0 million at December 31, 2006 but decreased from $101.7 million at March 31, 2006. The reduction in Tier 1 Capital at March 31, 2007 and December 31, 2006 compared to March 31, 2006 reflects the Corporation's redemption of Trust Preferred securities by its subsidiary Center Bancorp, Inc. Statutory Trust I on December 18, 2006. The Trust redeemed $10 million of its floating rate capital trust pass through securities due December 18, 2031.

Mr. Davis noted, "We continue to focus on our commercial business base and our goal of increasing loans. We also remain committed to containing and controlling operating expense. We believe that the first quarter results demonstrate stability in this challenging rate environment and adherence to our stated goals to deliver consistent earnings performance over the long term."

About Center Bancorp

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates 15 banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield, and Summit, New Jersey. Construction will begin shortly on a new banking location in Florham Park, New Jersey and plans are underway to add a branch in Cranford, New Jersey as well. The Bank also operates remote ATM locations in the Union, Chatham and Madison New Jersey Transit train stations, Union Hospital and the Boys and Girls Club of Union.

Union Center National Bank is the largest commercial bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Non-GAAP Financial Measures

The Corporation's reference to its total other income, exclusive of the losses recorded on securities sales, may constitute a "non-GAAP financial measure." The Corporation has provided a reconciliation by also reporting its total other income for the applicable periods. The Corporation believes that the above-mentioned reference enhances the public's ability to compare results between the applicable periods in 2006 and 2007. Tangible stockholders' equity represents a non-GAAP financial measure and equals total stockholders' equity minus recorded goodwill and other intangible assets. The Corporation has provided a reconciliation by also reporting its total stockholders' equity. The Corporation believes that a disclosure of tangible stockholders' equity may be helpful for those investors who seek to evaluate the Corporation's total stockholders' equity without giving effect to intangible assets. Tangible book value is also non-GAAP financial measure and represents total stockholders' equity less goodwill and other intangible assets, calculated on a per common share basis. The Corporation has provided reconciliation by also reporting its total book value per share. The Corporation believes that a disclosure of tangible book value per share may be helpful for those investors who seek to evaluate the Corporation's book value per share without giving effect to goodwill and other intangible assets.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding the Corporation's anticipated loan growth, anticipated growth into Florham Park, New Jersey, the Corporation’s long-term prospects, the Corporation’s strategic plan, anticipated returns, cost of funds in 2007, the Corporation's net interest margin for 2007, the impact of the pending Beacon acquisition and future loan balances) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
Vice President and Treasurer
Center Bancorp
(908) 206-2886

Media Inquiries:
Mike Pascale or Tom Johnson Abernathy MacGregor
(212) 371-5999

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	March 31,	December 31,
(Dollars in thousands)	2007	2006
	(unaudited)
ASSETS
Cash and due from banks	$19,245	$34,088
Federal funds sold and securities purchased under agreement to resell	35,374	10,275
Total cash and cash equivalents	54,619	44,363
Investment securities available-for-sale	256,026	250,603
Investment securities held to maturity (approximate market value of
$125,132 in 2007 and $130,900 in 2006)	125,467	131,130
Total investment securities	381,493	381,733
Loans, net of unearned income	530,573	550,414
Less — Allowance for loan losses	4,958	4,960
Net Loans	525,615	545,454
Restricted investment in bank stocks, at cost	7,832	7,805
Premises and equipment, net	18,314	18,829
Accrued interest receivable	5,035	4,932
Bank owned life insurance	21,591	21,368
Other Assets	17,184	9,588
Goodwill and other intangible assets	17,283	17,312
Total assets	$1,048,966	$1,051,384

LIABILITIES
Deposits:
Non-interest bearing	$128,703	$136,453
Interest-bearing
Time deposits $100 and over	78,441	83,623
Interest-bearing transactions, savings and time deposits $100 and less	515,504	506,695
Total deposits	722,648	726,771
Overnight Federal funds and securities sold under agreement to repurchase	39,278	29,443
Short-term borrowings	1,228	2,000
Long-term borrowings	174,666	174,991
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	7,828	15,411
Total liabilities	950,803	953,771

STOCKHOLDERS’ EQUITY
Preferred Stock, no par value:
Authorized 5,000,000 shares; none issued	—	—
Common stock, no par value:
Authorized 20,000,000 shares; issued 15,130,382 shares at March 31, 2007
and 14,467,962 at December 31, 2006; outstanding 13,910,826 at March 31, 2007 and 13,248,406 shares at December 31, 2006, respectively	75,364	65,592
Additional paid in capital	4,564	4,535
Retained earnings	27,859	37,527
Treasury stock at cost (1,219,556 and 1,219,556 shares in 2007 and
2006, respectively)	(6,631)	(6,631)
Accumulated other comprehensive loss	(2,993)	(3,410)
Total stockholders’ equity	98,163	97,613
Total liabilities and stockholders’ equity	$1,048,966	$1,051,384

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2007	2006
	(unaudited)
Interest income:
Interest and fees on loans	$8,353	$7,361
Interest and dividends on investment securities:
Taxable	3,695	4,489
Tax-exempt	818	1,016
Dividends	361	355
Interest on Federal funds sold and securities purchased under agreement to resell	225	10
Total interest income	13,452	13,231
Interest expense:
Interest on certificates of deposit $100 and over	1,105	1,349
Interest on other deposits	4,266	2,070
Interest on borrowings	2,460	3,412
Total interest expense	7,831	6,831
Net interest income	5,621	6,400
Provision for loan losses	—	—
Net interest income, after provision for loan losses	5,621	6,400
Other income:
Service charges, commissions and fees	419	438
Annuity and Insurance	63	52
Bank owned life insurance	223	181
Net gain (loss) on securities sold	588	(3,655)
Other income	117	119
Total other income	1,410	(2,865)
Other expense:
Salaries and employee benefits	3,142	3,282
Occupancy, net	723	606
Premises and equipment	462	448
Stationery and printing	159	211
Marketing and advertising	163	114
Computer expense	165	196
Other expense	1,614	1,344
Total other expense	6,428	6,201
Income (loss) before income tax benefit	603	(2,666)
Income tax benefit	(706)	(1,599)
Net income (loss)	$1,309	$(1,067)
Earnings (loss) per share:
Basic	$0.09	$(0.08)
Diluted	0.09	(0.08)
Weighted average common shares outstanding:
Basic	13,910,826	14,106,987
Diluted	13,986,709	14,106,987

All per common share amounts have been adjusted to reflect the 5% stock dividend payable on June 1, 2007.

AVERAGE STATEMENTS OF CONDITION WITH INTEREST AND AVERAGE RATES

	Three Months Ended March 31,
	2007			2006
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(tax-equivalent basis, dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Investment securities: (1)
Taxable	$287,224	$3,731	5.20%	$381,784	$4,595	4.81%
Tax-exempt	103,535	1,501	5.80	114,317	1,675	5.86
Loans, net of unearned income (2)	540,971	8,353	6.18	502,562	7,361	5.86
Federal funds sold and securities purchased
under agreement to resell	17,363	225	5.18	898	10	4.45
Restricted investment in bank stocks	7,858	125	6.36	11,067	145	5.24
Total interest-earning assets	956,951	13,935	5.82	1,010,628	13,786	5.46
Non-interest-earning assets:
Cash and due from banks	22,271			20,333
Bank owned life insurance	21,464			18,659
Intangible assets	17,300			17,424
Other assets	33,738			28,394
Allowance for loan losses	(4,959)			(4,935)
Total non-interest earning assets	89,814			79,875
Total assets	$1,046,765			$1,090,503

Liabilities and stockholders' equity

Interest-bearing liabilities:
Money market deposits	$144,932	$1,600	4.42%	$62,490	$300	1.92%
Savings deposits	74,181	382	2.06	103,732	489	1.89
Time deposits	208,860	2,464	4.72	236,865	2,213	3.74
Other interest-bearing deposits	164,100	925	2.25	118,155	417	1.41
Short-term borrowings and FHLB advances	210,043	2,359	4.49	311,337	3,085	3.96
Subordinated debentures	5,155	101	7.84	15,465	327	8.46
Total interest-bearing liabilities	807,271	7,831	3.88	848,044	6,831	3.22
Non-interest-bearing liabilities:
Demand deposits	134,758			135,722
Other non-interest-bearing deposits	403			3,300
Other liabilities	6,867			4,623
Total non-interest-bearing liabilities	142,028			143,645
Stockholders' equity	97,466			98,814
Total liabilities and stockholders’ equity	$1,046,765			$1,090,503
Net interest income (tax-equivalent basis)		$6,104			$6,955
Net interest spread			1.94%			2.24%
Net interest income as percent of
earning-assets (net interest margin)			2.55%			2.75%
Tax-equivalent adjustment (3)		(483)			(555)
Net interest income		$5,621			$6,400

(1) Average balances for available-for-sale securities are based on amortized cost
(2) Average balances for loans include loans on non-accrual status
(3) The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent.